Exhibit 99.1

Intel Second Quarter Outlook

Within Previously Expected Ranges

SANTA CLARA, Calif., June 7, 2001 -- Intel Corporation today provided a planned update to the company's Outlook for its second quarter, which ends June 30. Intel announced its intention to provide a mid-quarter Business Update when it reported first quarter 2001 results on April 17.

     Intel expects that revenue, gross margin percentage and expenses for the second quarter will be within the previous expectations and slightly below the midpoint of the ranges provided on April 17. The company continues to see stability in the microprocessor business and weakness in its communications related businesses. Intel still expects a seasonally stronger second half.

     All other expectations remain unchanged, with the exception of amortization of goodwill and other acquisition related intangibles and costs, which is expected to be higher due to the impact of acquisitions that have closed within the current quarter.

     The company will hold a conference call for press and analysts at 2:30 p.m. PDT to discuss this Business Update. The conference call is open to the general public via the Internet at www.intc.com.

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     Intel's second quarter 2001 Business Outlook appears as part of the company's first quarter 2001 earnings release, available at www.intc.com/intel/finance/earnings.htm.

The statements contained in this Business Update and in the April 17 Business Outlook are forward-looking statements that involve a number of risks and uncertainties. Gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, and timing of factory ramps and associated costs. Expenses may vary from the company's expectation depending, in part, on revenue and profits. The expectation as to gains from equity investments and interest and other assumes no net gains from the sale of equity investments and will vary depending on equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, determination of impairment reserves, interest rates, cash balances, mark-to-market of derivative instruments, and assuming no unanticipated items. Other factors that could cause actual results to differ materially include the following: business and economic conditions and growth in the computing and communications industries in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; excess manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and

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operate any acquired businesses; impact of events outside the United States such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to Form 10-Q for the quarter ended March 31, 2001.

* Other names and brands may be claimed as the property of others.